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                                                                    Exhibit 99.2

Press Release

SOURCE: Dynegy Inc.

Dynegy Names Louis Dorey CFO, Rob Doty Resigns
Analyst Call Scheduled for Monday, June 24

HOUSTON--(BUSINESS WIRE)--June 19, 2002--Dynegy Inc. (NYSE:DYN - News) today announced the resignation of Rob Doty as executive vice president and chief financial officer and the appointment of Louis Dorey as his replacement.

Doty was with Dynegy for 10 years, serving in various senior positions in accounting and finance before being named CFO in 2000.

The company said Dorey's appointment is consistent with Dynegy's continued focus on enhancing its financial position, strengthening its balance sheet and improving its credit profile.

"Our business environment calls for a different set of skills as we address the changes in our industry," said CEO Dan Dienstbier. "Louis has a unique combination of commercial and financial knowledge and experience that will serve Dynegy and its stakeholders well as we structure our future," he added.

Dorey most recently served as president of Energy Marketing and Origination at Dynegy, where he was responsible for the management of the company's wholesale power and gas marketing and origination business. Prior to that assignment, he was executive vice president of Strategy and Planning for Dynegy Marketing and Trade. Dorey joined Dynegy as vice president of Finance and Planning in 1997, when the company merged with Destec Energy.

Dorey holds a law degree from The University of Texas School of Law and a bachelor's degree in business administration from the University of Oklahoma.

Dynegy will simulcast a conference call to discuss its restructuring plan live via the Internet on Monday, June 24 at 2:00 p.m. ET, 1:00 p.m. CT. The web cast can be accessed via www.dynegy.com (click on "Investor Relations").

Dynegy Inc. produces and delivers energy, including natural gas, power, natural gas liquids and coal, through its owned and contractually controlled network of physical assets. The company serves customers by aggregating production and supply and delivering value-added solutions to meet their energy needs. The company's website is www.dynegy.com.